EXHIBIT 99.1

Nile Therapeutics Announces Focus on CD-NP for Acute Heart Failure and Termination of 2NTX-99 Program

SAN FRANCISCO, Jan. 20 — Nile Therapeutics, Inc. (Nasdaq: NLTX), today announced that it will focus resources on the development of its natriuretic peptide franchise, including CD-NP which is in Phase II development for acute heart failure, and CU-NP which is a pre-clinical compound. Nile will suspend the further development of 2NTX-99 and return license rights for the compound to Dr. Cesare Casagrande.

“We are disappointed that we are unable to continue to pursue the development of 2NTX-99,” stated Peter Strumph, Chief Executive Officer of Nile. “We have decided to terminate this program in order to focus our resources on our core natriuretic peptide program, which is showing great promise as a potential treatment for cardiovascular and renal disease.”

Results from two completed Phase I studies and the ongoing open-label Phase IIa study support advancing the CD-NP development program into a Phase IIb clinical study. Current development plans include initiating a 30 patient placebo-controlled clinical study of acute heart failure patients with renal impairment. This study is designed to assess safety and efficacy of early administration of CD-NP in this patient population and may provide additional evidence to support the hypothesis that CD-NP enhances renal function. Such results would build upon the recently completed Phase Ib study in which CD-NP demonstrated diuretic effects comparable to furosemide and produced statistically significant changes on biomarkers consistent with enhanced renal function.

“Another study showing that CD-NP enhances renal function will go a long way towards establishing that CD-NP has differentiated and favorable renal properties relative to current and development treatments for acute heart failure,” commented Peter Strumph. “In addition, this study, which can be completed with our current balance sheet, will provide Nile with the opportunity to continue strategic discussions while building value from a meaningful clinical study.”

About CD-NP

CD-NP is a novel chimeric natriuretic peptide in clinical development for the treatment of acute heart failure. Current therapies for acute heart failure, including B-type natriuretic peptide, have been associated with favorable pharmacologic effects, but have also been associated with hypotension and decreased renal function which limit their utility in clinical practice. CD-NP was designed to preserve the favorable effects of current therapies while preventing or attenuating the hypotensive response, and enhancing renal function. The Company believes that these biochemical features, together with preclinical and preliminary clinical data in patients with heart failure, suggest that CD-NP may have a favorable safety and efficacy profile relative to current therapies for acute heart failure. In addition to an initial indication for acute heart failure, CD-NP has potential utility in other indications which include preservation of cardiac function subsequent to acute myocardial infarction, and prevention of renal damage subsequent to cardiac surgery.

About 2NTX-99

2NTX-99 is a small molecule anti-platelet, anti-atherothrombotic agent with nitric oxide donating properties. Mechanistically, 2NTX-99 is believed to inhibit the synthesis and action of thromboxane and enhance prostacyclin production. Prostacyclin and NO work together to inhibit platelet adhesion and aggregation, induce vasodilation and protect the vascular wall from atherogenic stimuli. The unique activity profile of 2NTX-99 suggests potential utility in a range of atherosclerotic, thrombotic, and microvascular diseases, including intermittent claudication, diabetic nephropathy and pulmonary arterial hypertension.

About Nile Therapeutics

Nile Therapeutics, Inc. is a clinical-stage biopharmaceutical company that develops innovative products for the treatment of cardiovascular disease and other areas of unmet medical need. Nile is initially focusing its efforts on developing its lead compound, CD-NP, a novel rationally designed chimeric peptide in clinical studies for the treatment of heart failure, and CU-NP, a novel rationally designed natriuretic peptide. More information on Nile can be found at http://www.nilethera.com.

Safe Harbor Paragraph for Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, outlook, milestones, the success of Nile’s product development, future financial position, future financial results, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Nile cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors that could cause actual results or events to differ materially from the forward-looking statements that we make are described in greater detail in the reports we file with Securities and Exchange Commission, including the “Risk Factors” section in Item 1 of the Form 10-KSB we filed with the Securities and Exchange Commission on March 27, 2008. Nile is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.